                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                               Three Months Ended
                                                                   March 31,
                                                           --------------------------
                                                              2005           2004
Net earnings applicable to common shareholders - basic     $   627,934    $   336,707

Add:  Dividend to preferred shareholders                        21,600         15,000
                                                           -----------    -----------
Net earnings - diluted                                     $   649,534    $   351,707
                                                           ===========    ===========

Weighted average common shares outstanding                  12,619,603     12,409,619

Common share equivalents relating to stock
options, warrants and preferred stock                        3,994,919      3,629,294
                                                           -----------    -----------

Adjusted common and common equivalent shares for
diluted computation                                         16,614,522     16,038,913
                                                           ===========    ===========
Net earnings per share:
    Basic                                                  $      0.05    $      0.03
    Diluted                                                $      0.04    $      0.02

Anti-dilutive options, warrants and preferred stock not
included in the diluted earnings per share computations        277,500        365,100
                                                           ===========    ===========

See notes to consolidated financial statements.